SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                          ---------------------------

                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934


         Date of report (Date of earliest event reported) JUNE 2, 2006

                            ML MEDIA PARTNERS, L.P.
                         -----------------------------

               (Exact Name of Registrant as Specified in Charter)

DELAWARE                          0-14871                   13-3321085
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(State or Other Jurisdiction   (Commission File Number)    (IRS Employer
of Incorporation)                                           Identification No)



                          Four World Financial Center
                            NEW YORK, NEW YORK 10080
               (Address of Principal Executive Offices)(Zip Code)

Registrant's telephone number, including area code: 800-288-3694

                                 NOT APPLICABLE
         (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the form 8-K filing in intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act
(17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))


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ITEM 8.01.   OTHER EVENTS

         On May 11, 2006, ML Media Partners, L.P. (the "Partnership") entered into a Settlement Agreement and Mutual General Release (the "Settlement Agreement") dated as of May 11, 2006 with Adelphia Communications Corp. ("Adelphia"), Century Communications Corp. ("Century") and the bankruptcy estate of Century/ML Cable Venture (the "Joint Venture").

         Pursuant to the Settlement Agreement, Adelphia and Century agreed to pay to the Partnership the amount of $87 million ("Settlement Amount") in settlement of all litigations and claims of the Partnership against them, and Adelphia and Century agreed that the Partnership could withdraw all of the approximately $263 million representing the Partnership's 50% share (the "Partnership's Net Sales Proceeds") of the net proceeds from the sale of the interests in the Joint Venture to San Juan Cable LLC (the "Buyer"). See Registrant's Current Report on Form 8-K dated May 11, 2006 for more information on the terms of the Settlement Agreement.

         The Settlement Agreement was approved by the Bankruptcy Court on May 22, 2006 and the approval became final on June 2, 2006. On June 2, 2006, the Settlement Amount was paid to the Partnership and the parties exchanged general releases of any claims between them, other than claims for breach of the Settlement Agreement.


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                                   SIGNATURES

     Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                ML MEDIA PARTNERS, L.P.

                                                By:  Media Management Partners

                                                By:  RP Media Management

                                                By:  IMP Media Management, Inc.

Dated:  June 2, 2006                            By  /s/Elizabeth McNey Yates
                                                    --------------------------
                                                    Elizabeth McNey Yates